Exhibit 10.18

December 2, 2021

Vicki L. Goodman, M.D.

Dear Vicki:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. (the “Company”). Your title will be that of Executive Vice President, Product Development and Medical Affairs and Chief Medical Officer, in our Development Administration department reporting to Michael Morrissey, President and Chief Executive Officer. Your primary work location will be in reasonable proximity to your home in Pennsylvania at a final location to be determined by Exelixis, with your input. You will be required to travel to corporate headquarters in Alameda, California or elsewhere in person to be agreed to by you and Dr. Morrissey as part of your responsibilities leading the joint development and medical affairs activities on both the east and west coasts. Other terms of employment include:

Base Salary: Your base salary will be twenty-five thousand dollars ($25,000.00) per pay period. We are on a bi-weekly pay schedule. This equates to a base compensation of six hundred and fifty thousand dollars ($650,000.00) on an annual basis (“Base Salary”). This is an exempt position.

Sign-on Bonus: You will receive a sign-on bonus as follows: (i) in the event you leave your current employer and are ineligible to receive a 2021 bonus from them, you will receive a sign-on bonus of five hundred thousand dollars ($500,000.00), minus all applicable taxes and withholding, payable on the first pay date following your hire date. Should you elect to voluntarily terminate employment with the Company, other than a “Constructive Termination” (defined in the Company’s Change in Control and Severance Benefit Plan), within twelve (12) months of your Start Date (defined below), twenty-five percent of the net sign-on bonus actually received by you must be re-paid by you to the Company within 14 days after your last day of employment. By way of example, if you actually receive a net amount of $300,000 from the payment of the $500,000 sign-on bonus after applicable taxes and withholdings are deducted, the repayment amount would be $75,000 which is twenty-five percent of the net amount actually received; or, (ii) in the event you leave your current company and are eligible to receive a 2021 bonus from them, you will receive a sign-on bonus of two hundred and fifty thousand dollars ($250,000.00), minus all applicable taxes and withholding, payable on the first pay date following your hire date. Should you elect to voluntarily terminate employment with the Company, other than a “Constructive Termination”, within twelve (12) months of your Start Date (defined below), twenty-five percent of the net sign-on bonus actually received by you must be re-paid by you to the Company within 14 days after your last day of employment.

Annual Incentive Award:  Your initial target bonus shall be 50% of your annual Base Salary. Bonus payouts are awarded at the discretion of the Board and paid in accordance with the company’s standard payout cycle for bonuses in the calendar year immediately following the end of the applicable bonus period; provided that you are employed by the company on the date that the bonus is paid. If your start date is on or before September 30th, your bonus for 2021, if any, will be prorated for your partial year of employment in 2021. If your start date is on or after October 1st, you will not be eligible for a bonus for 2021.

Vicki L. Goodman, M.D.
December 2, 2021
Page Two

Long-Term Equity Incentive Award: As an inducement that we understand is material to your entering into employment with Exelixis, you will be eligible to elect to receive an equity award (referred to as the “Equity Award”), subject to approval by the Board of Directors in the form of either (i) a stock option to purchase two hundred and fifty thousand (250,000) shares of Exelixis common stock and a restricted stock unit (“RSU”) award for eighty-two thousand eight hundred and ninety-five (82,895) shares of Exelixis common stock (referred to as “Alternative 1”); or (ii) a RSU award for two hundred and seven thousand eight hundred and ninety-five (207,895) shares of Exelixis common stock (referred to as “Alternative 2”).

The standard vesting schedule for our stock options is ¼ following the one year anniversary of your hire date and 1/48th of the original number of shares subject to the stock option every month thereafter over a total of four years, provided that vesting ceases upon termination of your employment.  The standard vesting schedule for our RSU awards is ¼ on the first established RSU vesting date following the one year anniversary of your hire date and 1/4th of the original number of shares subject to the RSU award every year thereafter over a total of four years until fully-vested, provided that vesting ceases upon termination of your employment.  The grant date for your Equity Award will be your hire date.

Please select the form in which you prefer to receive the Equity Award by selecting one of the alternatives below at the time you accept this offer of employment by returning the signed copies of this letter as provided below:

I hereby prefer to receive the Equity Award as follows (select one):

☐    Alternative 1; or
X Alternative 2

All compensation shall be subject to the customary withholding tax and other employment taxes and deductions as required by law.

By signing and returning this letter as provided below, you acknowledge that you understand that, after 5:00p.m., Pacific Time on the last business day prior to your Start Date, you may not withdraw or change your designated Equity Award preference.

Additional Long-Term Equity Incentive Award: You will be eligible to receive an additional equity award (referred to as the “Additional Equity Award”), subject to approval by the Board in the form of a RSU award for forty-two thousand one hundred and five (42,105) shares of Company common stock , with 26,315 shares subject to the RSU award vesting on your hire date, 7,895 shares subject to the RSU award vesting on February 15, 2023, and the remaining 7,895 shares subject to the RSU award on February 15, 2024, provided that in all cases vesting ceases upon termination of your employment with the Company. The grant date for your Additional Equity Award will be your hire date.

Change in Control and Severance Benefits: You will be eligible to participate in the Company’s Change in Control and Severance Benefit Plan (CIC Plan) as Executive Participant – EVP/SVP. A copy of the CIC Plan along with a Participation Notice notifying you of the terms and conditions of your participation will be provided. A signed copy of the Participation Notice must be returned to the Company.

Vicki L. Goodman, M.D.
December 2, 2021
Page Three

Additional Severance: In addition to and independent of the benefits outlined under the Company’s CIC Plan, if, outside of a Change in Control event, you are required at any time to relocate full time to a new location that is not in reasonable proximity, within 35 miles, of your home in Pennsylvania, and you decline such relocation and resign your position, you will be eligible to receive a severance payment equal to twelve (12) months of your then current salary and twelve (12) months of your then current bonus target within thirty (30) days of your termination date. In order to receive this severance, you must first sign and not revoke a full and complete release of claims. Severance under this provision is not affected by Paragraph 7(d) of the CIC Plan or any other provision of the CIC Plan.

Clawback Policy: Notwithstanding any other provisions in this offer, all forms of compensation you are eligible to receive, except Base Salary, shall be subject to recoupment pursuant to the Company’s Policy for Recoupment of Variable Compensation (“Clawback Policy”) or any other clawback policy the Company is required to adopt pursuant to applicable law or regulation. As a condition of your employment, you will need to acknowledge your receipt and understanding of the Clawback Policy.

Employee Benefits: All full-time employees of the Company enjoy a generous benefits package, which is outlined on the Summary of Benefits.

Performance Review: Focal reviews will take place annually. If eligible for a performance review increase, the merit increase will typically be effective in March.

Start Date: To be determined.

Confidentiality and Company Policies: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the Company’s Employee Proprietary Information and Inventions Agreement. This confirms that you have previously disclosed to the Company that you are bound by a two-year non-solicitation agreement with your former employer which the company believes will not prevent you from performing your duties to the Company. You will also be required to abide by the Company’s policies and procedures, including the Corporate Code of Conduct.

Reference Verification: This offer is contingent upon verification of your references.

Background Check: This offer is contingent upon successfully passing your background check.

Other: This offer expires on Friday, December 3, 2021 unless accepted by you prior to this date. In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create or express an implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

Employment Authorization: Our offer of employment is at will and contingent upon your ability to document your employment authorization in the United States. If you are unable to document your right to work within the United States within three days of your date of hire, your employment will be terminated.

Vicki L. Goodman, M.D.
December 2, 2021
Page Four

You may accept this offer of employment by signing this letter via DocuSign. If you are unable to sign this letter via DocuSign, you may request a hard-copy letter from Human Resources to be mailed to you.

Vicki, we are delighted to extend to you this offer of employment and we look forward to your coming on board.

Sincerely,

/s/ Laura Dillard

Laura Dillard
Executive Vice President, Human Resources

ACCEPTED BY:

/s/ Vicki Goodman                        12/2/2021
Vicki L. Goodman, M.D.                        Date